Exhibit 10.20

LEASE

THIS LEASE made as of the 1st day of September, 2019 between MEECHES LLC, a Massachusetts limited liability company, of 170 Forbes Blvd., Mansfield, MA 02048 (“Lessor”), and ALPHA TEKNOVA, INC., a Delaware corporation (d/b/a Teknova), of 2290 Bert Dr. Hollister, CA 95023 (“Lessee”).

1.    PREMISES: Lessor leases to Lessee, and Lessee leases from Lessor, the following premises (“Premises”):

The property known and numbered as 170 Forbes, Blvd., Mansfield, MA 02048 and the building located thereon consisting of approximately 23,388 rentable square feet (the “Building”), together with the parking lot, driveways, walkways and all other improvements situated on the land on which the Building is located, all as shown on the site plan attached hereto as Exhibit A.

2.    TERM; DELIVERY CONDITION; EARLY ACCESS:

(a)    Term. To have and to hold the Premises for a lease term of five (5) years (the “Term”) commencing on September 1, 2019 (the “Commencement Date”) and ending on August 31, 2024 (the “Expiration Date”). In the event that the initial term of this Lease is extended pursuant to Paragraph 33 below or otherwise by agreement of the parties, “Term” shall include such extension period.

(b)    Delivery Condition. Lessor shall deliver exclusive possession of the Premises to Lessee free and clear of all tenants and other occupants (other than Lessee) in its as-is condition on the Commencement Date.

(c)    Improvements. After the Commencement Date, Lessee shall cause all of the improvements (the “Improvements”) shown on the plans identified on or attached as Exhibit B hereto (the “Plans”) to be completed in accordance will all applicable Laws (as defined in Paragraph 12 below), and a certificate of occupancy (or the equivalent) permitting use of the Premises for the purposes contemplated by the Plans to be issued and a copy thereof delivered to Lessor. Lessee shall pay the total cost of the Improvements. For the avoidance of doubt, Lessee acknowledges that all of its obligations under this Lease shall commence as of the Commencement Date, including, without limitation, Lessee’s obligation to pay Base Rent and Lessee’s Tax Obligation (as such terms are defined below), notwithstanding that the Improvements will be under construction after the Term shall have commenced and that Lessee will be unable to make full use or occupancy of the Premises during such construction period.

3.    BASE RENT: Commencing as of the Commencement Date, and continuing thereafter on the first day of each calendar month during the Lease term, Lessee shall make payments to Lessor, or lessor’s designee, monthly as follows (“Base Rent”). Base Rent for any partial calendar month shall be pro-rated based on the number of days in such calendar month.

September 1, 2019 - August 31, 2020:	$19,907
September 1, 2020 - August 31, 2021:	$20,902
September 1, 2021 - August 31, 2022:	$21,897
September 1, 2022 - August 31, 2023:	$22,893
September 1, 2023 - August 31, 2024:	$23,888

At Lessee’s election, Lessee may make payments of Base Rent and all other amounts payable to Lessor pursuant to this Lease by ACH or other electronic funds transfer.

In case of a failure by the LESSEE to pay Base Rent when due, where such failure shall continue for five (5) business days after written notice thereof from Lessor to Lessee, LESSEE shall, in addition to said stipulated rent, pay a late fee of $100 plus interest at the rate of five percent (5%) per annum on such delinquent rent amount(s) until such time as said rent is paid.

4.    ADDITIONAL RENT: In addition to the Base Rent, during the Lease Term, Lessee shall pay to Lessor, as Additional Rent, all Real Estate Taxes (“Lessee’s Tax Obligation”) as provided in this Paragraph 4.

(a)    For the purposes of this Paragraph 4, the following words and terms shall have the following meaning:

(i)    “Real Estate Taxes” shall mean all real estate taxes, assessments, and levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, all or any portion of the Premises (including, without limitation, all improvements thereto) other than: (A) municipal, state and federal income taxes (if any); or (B) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes; or (C) excess profits or franchise taxes; provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of, or as a substitute for, the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon, the Premises and imposed upon Lessor, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included with the term “Real Estate Taxes”. Real Estate Taxes shall not include any penalties, fines, interest or late charges for Lessor’s failure to timely pay Real Estate Taxes, except where Lessee shall have failed to timely pay Lessee’s Tax Obligations hereunder (as defined in Paragraph 4(b) below). Real Estate Taxes shall not include any transfer tax imposed on the transfer of Lessor’s title to the Premises or on the creation or transfer of any Mortgage (as defined in Paragraph 25 below). In the event any Real Estate Taxes (including, without limitation, any assessments or special assessments) may be payable in installments, then for the purpose hereof (regardless of whether Lessor elects to pay same in installments) Real Estate Taxes for any Tax Year occurring during the Term shall include only those installments that would have become due in such Tax Year if Lessor opted to pay same in the maximum number of installments permitted.

(ii)    “Tax Year” shall mean each fiscal tax year for Real Estate Taxes commencing July 1st and ending June 30th falling in whole or part during the Term, or such other fiscal tax year as the Town of Mansfield shall hereafter adopt.

(iii)    “Tax Statement” shall mean a statement setting forth in reasonable detail the amount payable by Lessee with respect to Real Estate Taxes for any Tax Year.

(b)    Lessee shall pay Lessee’s Tax Obligation within thirty (30) days after demand by Lessor accompanied by the applicable Tax Statement and supporting documentation; provided however, that Lessee shall have no obligation to pay Lessor any portion of Lessee’s Tax Obligation earlier than thirty (30) days before the date the applicable installment of Real Estate Taxes are payable by Lessor to the applicable taxing authority. Within ninety (90) days after the close of each Tax Year, Lessor shall deliver to Lessee an annual reconciliation statement for such Tax Year, which annual statement shall show the amounts paid by Lessee for such Tax Year on account of Lessee’s Tax Obligation, the actual Real Estate Taxes for such Tax Year and the actual amount of Lessee’s Tax Obligation, and any appropriate adjustment as may be necessary to reflect Lessee’s Tax Obligation based on the actual Real Estate Taxes during such Tax Year, including, without limitation, any refund that may be due to Lessee, to be taken as a credit against future payments of Additional Rent due hereunder, or, at Lessee’s election, as a cash refund to Lessee. Any such reconciliation payments shall be made by one party to the other within thirty (30) days after demand.

(c)    Appropriate credit against any Lessee’s Tax Obligation (or, at Lessee’s election, cash refund) shall be given for any refund obtained by reason of a reduction in any Real Estate Taxes by the courts or other governmental agency responsible therefor. The original computation of Lessee’s Tax Obligation, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Paragraph 4 shall be based on the original assessed valuations, with adjustments to be made at a later date when the tax refund, if any, shall be paid to Lessor by the taxing authority. Expenditures for legal fees and for other similar reasonable costs incurred in obtaining the tax refund shall be charged against the tax refund before the adjustments are made for any Tax Year.

(d)    If the Commencement Date or the expiration or earlier termination of the Term occurs on other than the commencement or expiration, respectively, of a Tax Year, Lessee’s Tax Obligation shall be pro-rated on a daily basis using a 365 day Tax Year for such purposes.

(e)    Any payment or refund obligation of Lessee or Lessor applicable to the Term of this Lease shall survive the expiration or earlier termination of this Lease.

5.    PARKING: The parties acknowledge that the entire Premises are demised to Lessee, including all parking areas therein or thereon.

6.    USE: Lessee may use the Premises for the purposes contemplated by the Plans, and/or for such other uses as shall be permitted by applicable Laws. Without limitation, to the extent permitted by applicable Laws, Lessee may use the Premises for general office purposes, storage, lab testing, research, development, manufacturing and shipping of all products related to Lessee’s business in cell media, buffers, and reagents. Lessor makes no representation or warranty to Lessee that applicable Laws, including without limitation, zoning laws and building codes, permit the Premises to be used for the purposes contemplated by the Plans or for any other purpose, and Lessee assumes full responsibility for ensuring that its use of the Premises is permitted by applicable Laws.

7.    MAINTENANCE BY LESSEE: Lessee, at Lessee’s sole cost and expense, shall keep the Premises and every part thereof in good condition and repair, ordinary wear and tear excepted; provided, however, that Lessee shall not be responsible for repairs to the extent such repairs are (i) necessitated by Lessor’s breach of this Lease, or the negligence or willful misconduct of Lessor or Lessor’s agents, employees or contractors, (ii) capital expenditures pursuant to generally accepted accounting principles (“GAAP”), or (iii) Lessor’s obligation pursuant to Paragraph 8 below. Lessee shall further be responsible, at its sole cost and expense, for such cleaning and other janitorial services to the Premises as it shall determine, including snow and ice removal from all walks, driveways and parking areas of the Premises.

8.    MAINTENANCE BY LESSOR: Repairs to the Premises necessitated by fire, earthquake, act of God or the elements or by eminent domain, shall be governed by Paragraphs 20 and 32 below, respectively. Lessor shall repair the Premises if they are of the nature described in items (i) or (ii) of Paragraph 7 above. Lessor shall repair and maintain in good condition and repair the Base Building (as defined below); provided, however, that to the extent repairs which Lessor is required to make pursuant to this sentence are necessitated by the negligence or willful misconduct of Lessee or Lessee’s agents, employees or contractors, then, subject to Paragraph 15 below, Lessee shall reimburse Lessor for the reasonable cost of such repair. If, following ten (10) days written notice from Lessee to Lessor of necessary repair work under this Paragraph 8 (except that no prior notice shall be required in the case of an emergency as reasonably determined by Lessee), Lessor has failed to commence and diligently pursue to completion the repair, Lessee may perform the repair on Lessor’s behalf and at Lessor’s sole cost and expense. Lessor shall fully reimburse Lessee for all reasonable expenditures made by Lessee on the repairs within thirty (30) days after demand by Lessee, or, at Lessee’s option, Lessee may offset the amount of such expenditures against the Base Rent and Additional Rent payable pursuant to this Lease. After having actual knowledge thereof, Lessee shall give prompt notice to Lessor of any repair required of Lessor pursuant to this Paragraph 8 (to the extent Lessor does not already have notice thereof).

For purposes of this Lease, “Base Building” means the structural portions of the Building (including exterior walls, interior weight bearing walls, roof, foundation, floor slabs), exterior windows, and all Building systems and equipment, including, without limitation, elevator (if any), plumbing, heating, ventilation, air conditioning, electrical and wiring, security, life safety and power systems and equipment.

9.    CONDITION OF PREMISES AT COMMENCEMENT OF LEASE TERM: Lessee acknowledges that it has inspected the Premises and accepts it in its present state as of the Commencement Date; provided, however, that the foregoing shall not relieve Lessor from its ongoing maintenance and repair obligations pursuant to this Lease.

10.    CONDITION OF PREMISES AT END OF LEASE TERM: Lessee shall deliver the Premises at the end of the Lease Term in as good condition as at the time of commencement of the Lease Term, except for (i) ordinary wear and tear and damage by fire or other casualties or causes beyond Lessee’s control, (ii) repairs which are Lessor’s obligation pursuant to this Lease, and (iii) Lessee’s right to remove the Removable Property (as defined in Paragraph 16 below) from the Premises upon the expiration or earlier termination of this Lease as provided in Paragraphs 16 and 34 below.

11.    UTILITIES: Lessee shall pay for all of the utilities consumed at the Premises including, but not limited to, electricity, gas, and water and sewer.

12.    COMPLIANCE WITH LAW: Lessee shall abide by all valid laws, orders, rules and regulations of governmental authorities (collectively, “Laws”) in relation to the Premises, including, but not limited to, all Laws relating to safety, health and sanitation, Hazardous Materials (as such term is defined in M.G.L. 21E) and the operation of the type of business conducted on the Premises by Lessee. Notwithstanding the foregoing, Lessee shall not be required to perform any compliance work to the Base Building, nor shall Lessee be obligated to perform any other compliance work to the extent (i) required by reason of Lessor’s breach of this Lease, or the negligence or willful misconduct of Lessor or Lessor’s agents, employees or contractors, (ii) the same would constitute capital expenditures pursuant to generally accepted accounting principles (“GAAP”), or (iii) the same are Lessor’s obligation pursuant to Paragraph 8 above. In addition, notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Lessee have any obligation to perform any compliance work (or otherwise have any liability whatsoever) with respect to any Hazardous Materials (as such term is defined in M.G.L. 21E) existing in or upon the Premises prior to the Commencement Date or released or otherwise located upon the Premises, whether prior to or after the Commencement Date, by any party other than Lessee or its agents, employees or contactors.

13.    PUBLIC LIABILITY INSURANCE: During this Lease term, Lessee shall maintain commercial general liability insurance with minimum coverages of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury and property damage, with a Two Million Dollars ($2,000,000.00) general aggregate limit, plus umbrella coverage of Four Million Dollars ($4,000,000.00), for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises. Lessee shall furnish Lessor with a certificate evidencing such insurance coverage at the Commencement Date and annually thereafter on or before the renewal date of each such policy of insurance. Should there be a change in the law or a material change to the condition and/or use of the Premises, or other factor which exposes the Lessor to increased liability, Lessor may require Lessee to provide additional insurance as Lessor may deem reasonably necessary during the Term to provide coverage for any increased liability. Lessor shall be named as an additional named insured on all policies of insurance required by this Lease. All insurance certificates required by this paragraph shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to the Lessor, or, if such provision shall not be obtainable on the certificates, Lessee shall give written notice to Lessor of any notice of cancellation promptly after Lessee has knowledge thereof.

14.    CASUALTY INSURANCE: Lessee agrees to keep the Premises insured against loss or damage by fire and such other risks as are insurable under then available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood) with replacement cost endorsement (excluding the land and the footings, foundations and installations below the basement level). Lessee shall furnish Lessor with a certificate evidencing such insurance coverage at the Commencement Date and annually thereafter on or before the renewal date of each such policy of insurance. All insurance certificates required by this paragraph shall provide that such policies shall not be canceled without at least ten (10) days prior written notice from the insurance carrier to the Lessor or, if such provision shall not be obtainable on the certificates, Lessee shall give written notice to Lessor of any notice of cancellation promptly after Lessee has knowledge thereof.

15.    WAIVER OF SUBROGATION: Each party to this Lease waives any and every claim which arises or may arise in its favor against the other party during the Term for any property damage to the extent that such loss or damage is from a peril of the kind covered under the property insurance policies required to be carried by Lessee pursuant to Paragraph 14 above, regardless of whether such loss is actually fully covered by such insurance policies. Without limitation, Lessor acknowledges that it shall look solely to the insurance maintained by Lessee pursuant to Paragraph 14 above for recovery on account of any loss or damage to the Building or other improvements in or on the Premises, and waives all right of recovery against Lessee. To the extent that such waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party agrees to provide any insurance company, which has issued a property insurance policy required by this Lease, with written notice of the terms of such mutual waivers, and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation of such insurance coverages.

16.    FIXTURES: All equipment and trade fixtures installed by or for Lessee at the Premises, shall be and be and remain the property of Lessee, regardless of whether installed as part of the Improvements or subsequently installed in the Premises by Lessee. All such equipment and trade fixtures, regardless of the method of attachment or incorporation into the Premises, are referred to herein as the “Removable Property”. At the expiration or earlier termination of this Lease, Lessee, at its option may elect to (i) remove from the Premises and retain for its own account, any or all of the Removable Property, or (ii) leave at the Premises any or all of the Removable Property, whereupon the same shall be deemed the property of Lessor. If Lessee shall elect to remove any of the Removable Property, Lessee shall, at its sole cost and expense, repair any damage to the Premises resulting from the removal.

17.    PERSONAL PROPERTY AT LESSEE’S RISK. All personal property, equipment, inventory and the like of the Lessee from time to time upon the Premises shall be at the sole risk of Lessee and Lessor shall not be liable for any damage which may be caused to such property or the Premises for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture, except to the extent caused by the negligence or willful misconduct of Lessor or its agents, employees or contractors (but subject to Paragraph 15 above).

18.    ASSIGNMENT AND SUBLETTING: Lessee may not assign this Lease or sublet all or part of the Premises without the express written consent of the Lessor, which consent shall not be unreasonably withheld and shall be granted or reasonably withheld by Lessor (with its reasons therefor) by written notice to Lessee within ten (10) business days after Lessee’s request. If Lessor shall fail to respond to Lessee’s request for consent within the aforesaid ten (10) business day period, Lessor’s consent shall be deemed to have been granted.

Notwithstanding the foregoing, without Lessor’s consent Lessee may assign this Lease or sublet all or any part of the Premises to any partnership, corporation or other entity that controls, is controlled by, or is under common control with Lessee or Lessee’s parent (control being defined for such purposes as ownership of at least fifty percent (50%) of the equity interests in, or the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with Lessee or Lessee’s parent, or to any person or entity that acquires substantially all the assets (including by means of a purchase of all or substantially all of Lessee’s stock or other applicable ownership interests) of Lessee.

Any sublease or assignment notwithstanding, Lessee shall remain liable for all obligations due to Lessor under the Lease upon any default of any such obligation by Lessee’s subtenant and/or assignee.

19.    SUBORDINATION: See Paragraph 25 below.

20.    DAMAGES TO PREMISES: In the event the Premises shall be damaged by fire or other casualty during the term of this Lease, after having knowledge thereof Lessee shall give prompt notice thereof in writing to Lessor. If the damage is only to portions of the Premises other than the Building, Lessor shall promptly commence and pursue to completion restoration of the damage and neither party shall have a right to terminate this Lease by reason thereof. If all or substantially all of the Building shall be damaged by such fire or other casualty, this Lease shall terminate as of the date of such damage. Should fifty percent (50%) or less of the rentable area of the Building be damaged by any such fire or casualty, Lessor shall restore the Building. If in excess of fifty percent (50%) of the Building is damaged, Lessor may, at its sole option, determine whether to restore the Building or to terminate this Lease. Lessor shall give notice of its election to restore or terminate by notice to Lessee within thirty (30) days of the date of the damage. If Lessor has elected to restore the Building, Lessor shall include in its notice its reasonable estimate of the time required from the date of the damage to complete the restoration work (the “Restoration Period”). If the Restoration Period is more than ninety (90) days, and Lessor does not give notice terminating this Lease within the thirty (30) day period provided above, then Lessee may give notice to Lessor, within thirty (30) days after the expiration of the aforesaid thirty (30) day period, terminating this Lease as of the date specified in Lessee’s termination notice, which termination date shall not be before the date of such notice or more than ninety (90) days after the date of Lessee’s termination notice.

If Lessee ceases to use any portion of the Premises as a result of any fire or other casualty, then during the period the Premises or portion thereof are not so used, Lessee’s Base Rent and Additional Rent shall be proportionately reduced based upon the extent to which the damage and repair prevents Lessee from conducting, and Lessee does not conduct, its business at the Premises.

If Lessee has failed to maintain insurance in the amounts required by this Lease, or if any act or omission by Lessee reduces the amount of insurance available to Lessor for any restoration work required of it pursuant to this Paragraph 20, Lessee shall be solely responsible for the costs of restoring the Premises over and above the available insurance. Any deductible amount shall be paid by Lessor and Lessee shall have no liability for the same.

21.    REMEDIES ON DEFAULT: Upon Lessee’s monetary default after fifteen (15) days written notice of such default, or Lessee’s continued default under any other provision of this Lease after thirty (30) days written notice of such default (or such longer period as shall be reasonably necessary to cure such default given the nature thereof), Lessor may, to the extent allowed by applicable Law, immediately terminate and re-enter and possess the Premises without waiving any other remedy or remedies available to it under the laws of the Commonwealth of Massachusetts. Lessor may exercise any and all remedies available pursuant to applicable Law.

To the extent provided by applicable Law, Lessee shall be liable to Lessor for all damages and costs, including reasonable attorney’s fees, caused by Lessee’s default. Notwithstanding anything to the contrary contained in this Paragraph 21, Lessor shall have the obligation to mitigate its damages hereunder, and without limitation, if Lessor shall terminate this Lease by reason of Lessee’s default hereunder, in no event shall Lessor be entitled to damages on account of Lessee’s remaining rental obligation hereunder which exceed the fair market rental value of the Premises for the balance of the Term.

In addition, and without waiving the preceding paragraph, if any default by Lessee shall continue beyond the expiration of the applicable notice and cure period set forth above, Lessor may, at Lessor’s sole option, make any payment, or take any action, which Lessee is obligated to undertake under the terms of this Lease, provided that Lessor shall provide Lessee with not less than ten (10) business days’ prior written notice that Lessor will make such payment or perform such obligation on Lessee’s behalf if the same is not paid or performed by Lessee prior to the expiration of such ten (10) business day notice period. This paragraph shall include, but not be limited to, the right of the Lessor to pay insurance premiums, and reasonable charges for repair and maintenance of the Premises upon the failure of the Lessee to do so within the period allowed pursuant to the foregoing. Lessor shall be entitled to recover from Lessee, any and all reasonable costs and expenses, including, but not limited to, reasonable attorney’s fees, which Lessor incurs as a result of making any such payment or taking any such action, plus interest, at the rate of five percent (5%) per annum on any amounts expended by Lessor under this paragraph from the date that the Lessor forwards to Lessee proof of any such payment. By making any such payment, or taking any such action, Lessor shall not be deemed to have waived Lessee’s default.

Lessor shall provide to Lessee a copy of any and all notices from third parties of any act or omission by the Lessee which constitutes a default under any provision of this Lease or of any act or omission of the Lessee which, if left uncured, will constitute a breach of any such condition upon the passage of time or otherwise.

22.    ENVIRONMENTAL MATTERS: Lessor represents and warrants to Lessee that there is no condition at the Premises which would violate any Law applicable to Hazardous Materials, including but not limited to M.G.L.c. 21E, and that Lessor has provided a written environmental report to Lessee dated July 18, 2019, prepared by EBI Consulting, titled Phase I Environmental Site Assessment, which confirms the accuracy of such representation and warranty.

Lessee hereby indemnifies and holds harmless Lessor from any and all claims, actions, demands, losses, costs, expenses, liabilities, penalties, and/or damages, including counsel fees (hereinafter “Damages”) arising from, or in any way related to, the release of oil, gasoline and/or any Hazardous Material and/or the existence of any material or other environmental condition in violation of applicable law in, on or under the Premises, which may occur on or after the Commencement Date by reason of the negligent acts or omissions of Lessee or its agents, employees or contractors; provided, however, that the foregoing indemnity shall not include, nor shall Lessee have any liability whatsoever with respect to (i) any Hazardous Materials existing in or upon the Premises prior to the Commencement Date or (ii) released or otherwise located upon the Premises, whether prior to or after the Commencement Date, by any party other than Lessee or its agents, employees or contactors, and Lessor hereby indemnifies and holds harmless Lessee from and against any and all Damages by reason of the matters in the foregoing clauses (i) and (ii).

“Damages” shall include, but are not limited to: 1) the cost of an investigation related to any material or other environmental condition in, on or under the Premises; 2) the cost of avoiding or opposing the imposition of such an investigation; 3) the cost of remedying any such condition; and, 4) damages to the Premises or to the property or person of third parties.

The provisions of this Paragraph 22 shall survive the expiration or earlier termination of the Lease.

23.    NOTICE: All monies payable and notices required to be given under this Lease to Lessor shall be paid and given at, or mailed to, the Lessor’s address listed above, Attn: Ted Davis, or at such other place as Lessor shall from time to time specify by written notice to Lessee. All notices given under this Lease to Lessee shall be given at or mailed to the Lessee’s address listed above, Attn: Greg Radon, or at such other place as Lessee shall specify by written notice to Lessor. All notices by either party to the other shall be given in writing (whether or not so specified elsewhere in this Lease), by personal delivery, or by United States Registered or Certified Mail, postage and fee prepaid, return receipt requested, or by nationally recognized overnight courier service, such as Federal Express. All notices shall be deemed given when delivered to the applicable address or when receipt is refused.

24.    ALTERATIONS AND IMPROVEMENTS: Lessee shall not be permitted to make any alterations, additions or improvements (“Alterations”) to the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld and shall be granted or reasonably withheld by Lessor (with its reasons therefor) by written notice to Lessee within fifteen (15) business days after Lessee’s request. If Lessor shall fail to respond to Lessee’s request for consent within the aforesaid fifteen (15) business day period, Lessor’s consent shall be deemed to have been granted. Failure of Lessee to remove (by payment or bond or otherwise), within thirty (30) days of notice to Lessee of imposition, any lien against the Premises and/or the property resulting from any Alterations performed by or on behalf of the Lessee (other than by Lessor), shall constitute an event of default. Lessor hereby grants its consent to the Improvements.

Notwithstanding the foregoing, or anything to the contrary contained elsewhere in this Lease, Lessee shall have the right, without Lessor’s consent, to make any Alteration that is (i) decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), or does not otherwise materially affect the Base Building. For purposes of the foregoing, without limitation, an Alteration shall not be deemed to materially affect the Base Building if the total hard costs of such Alteration do not exceed Fifty Thousand Dollars ($50,000.00).

Prior to commencing any Alterations under this Paragraph, Lessee shall secure all necessary permits and provide copies thereof to Lessor. Lessee shall cause all contractors performing any Alterations for Lessee to carry reasonable limits of liability and workers compensation insurance.

Lessee shall indemnify and hold the Lessor harmless from any and all damages and personal injuries resulting from any Alterations, and work associated therewith, undertaken by Lessee. This indemnification and hold harmless provision shall survive the expiration or earlier termination of this Lease.

All Alterations by Lessee shall be performed in a work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements.

25.    RIGHTS OF MORTGAGEES.

(a)    Subject to Lessees receipt of a subordination, non-disturbance and attornment agreement as set forth below, this Lease shall be subordinate to any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless the holder of such Mortgage (the “Mortgagee”) shall elect otherwise. If this Lease is subordinate to any Mortgage and the Mortgagee shall succeed to the interest of Lessor pursuant to the Mortgage (such Mortgagee or other party, a “Successor”), at the election of the Successor, Lessee shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Lessee. Not more than fifteen (15) business days after Lessor’s written request, Lessee agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Mortgagee may reasonably request.

Lessor represents and warrants to Lessee that there is no Mortgage in place with respect to the Premises as of the date of this Lease. However, following the execution and delivery of this Lease by Lessor and Lessee, Lessor intends to finance the Premises with a loan from First Republic Bank (the “First Republic Mortgage”).

Notwithstanding the foregoing, the subordination of this Lease to a Mortgage (including, without limitation, the First Republic Mortgage) shall be conditioned upon delivery to Lessee, at Lessor’s sole cost and expense, of a written subordination, non-disturbance and attornment agreement executed and acknowledged for recordation by the Mortgagee in form reasonably acceptable to Lessee providing that in the event that the Mortgagee or any other party shall succeed to the interest of Lessor hereunder pursuant to such Mortgage, so long as no event of default exists and continues hereunder beyond the expiration of any applicable notice and cure period, Lessee’s right to possession of the Premises shall not be disturbed and Lessee’s other rights hereunder shall not be adversely affected by any foreclosure of such Mortgage, and such Successor shall assume Lessor’s obligations under this Lease thereafter arising.

(b)    With reference to any assignment by Lessor of Lessor’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Mortgagee, Lessee agrees that the execution thereof by Lessor, and the acceptance thereof by the Mortgagee, shall never be treated as an assumption by such Mortgagee of any of the obligations of Lessor hereunder unless such Mortgagee shall, by notice sent to Lessee, specifically otherwise elect and such holder shall be treated as having assumed Lessor’s obligations hereunder only upon foreclosure of such Mortgage and the taking of possession of the Premises. Except as provided herein, in the event of any transfer of title to the Premises by Lessor, Lessor shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder thereafter arising.

(c)    Lessee shall not seek to enforce any remedy it may have to terminate this Lease for any default on the part of Lessor without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any Mortgagee whose address has been given to Lessee for such purpose, and affording such Mortgagee a reasonable opportunity to perform Lessor’s obligations hereunder. Notwithstanding any such attornment or subordination of a Mortgage to this Lease, the Mortgagee shall not be liable for any acts of any previous lessor, shall not be obligated to install any lessee improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

26.    ESTOPPEL CERTIFICATES. From time to time, upon not less than fifteen (15) days prior written request by Lessor, Lessee agrees to execute and deliver to Lessor, for delivery to a prospective purchaser or Mortgagee of the Premises or to any assignee of any Mortgage of the Premises, a statement in writing certifying: (a) that this Lease is un-amended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Base Rent and Additional Rent have been paid; (d) any defenses, offsets and counterclaims which Lessee, at the time of the execution of said statement, believes that Lessee has with respect to Lessee’s obligation to pay Rent and to perform any other obligations under this Lease or that there are none, if that be the fact; and (e) to Lessee’s actual knowledge, such other statements of fact regarding this Lease as may reasonably be requested. Any such statement may be relied upon by such prospective purchaser or Mortgagee of the Premises, or any assignee of any Mortgagee of the Premises.

27.    NOTICE OF LEASE: Lessee agrees not to record this Lease, but, if the Lease Term is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable law. In no event shall such document set forth the rent or other charges payable by Lessee under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Lessor’s request, promptly upon expiration of or earlier termination of the Lease Term, Lessee shall execute and deliver to Lessor a release of any document recorded in the real property records for the location of the Premises evidencing this Lease. The obligations of Lessee under this Paragraph 27 shall survive the expiration or any earlier termination of the Lease Term.

28.    ATTORNEYS FEES. In the event of any action or proceeding between Lessor and Lessee to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision.

29.    CROSS INDEMNIFICATION: Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims against Lessor made by or on behalf of any individual or entity for any injury or damage arising from Lessee’s acts or omissions if the injury or damage resulted from 1) any negligent, reckless or intentional conduct by Lessee or its agents, employees, contractors, or invitees, or 2) Lessee’s violation of any provision of this Lease. Lessee, upon notice from Lessor, shall defend Lessor against any such claim in a manner reasonably satisfactory to Lessor.

Lessor shall indemnify, defend and hold Lessee harmless from and against any and all claims against Lessee made by or on behalf of any individual or entity for any injury or damage arising from Lessor’s acts or omissions if the injury or damage resulted from 1) any negligent, reckless or intentional conduct by Lessor or its agents, employees, contractors, or invitees, or 2) Lessor’s violation of any provision of this Lease. Lessor, upon notice from Lessee, shall defend Lessee against any such claim in a manner reasonably satisfactory to Lessee.

This Paragraph 29 shall survive the termination of the Lease.

30.    SIGNS: Lessee shall have the right to install any signs it shall desire upon the Building or in or upon the balance of the Property, all without the consent of Lessor. Any such signs shall be installed by Lessee in conformity with, and subject to, all local and state laws and ordinances at Lessee’s sole cost and expense. Lessee shall obtain all necessary permits and authorizations to install and maintain any such signs. Lessee shall be solely responsible for the maintenance and repair of all signs and poles, stanchions, etc. to which they are affixed. Upon the expiration or earlier termination of this Lease, Lessee shall, at its sole cost and expense, remove all such signage and repair any damage to the Premises caused by such removal.

31.    RIGHT OF ENTRY: Lessor may enter onto the Premises during normal business hours, after reasonable prior written notice to Lessee (which shall be at least three (3) business days), for the purpose of inspecting the Premises, showing the Premises to appraisers, bankers, contractors and other persons in relation to any potential or actual financing or sale of the Premises, and the maintenance of the Premises in accordance with the provisions of this Lease. Lessor may enter the Premises at any time if same have been abandoned by the Lessee, or if in Lessor’s reasonable judgment an emergency exists at the Premises and such emergency is not being addressed by Lessee. Lessor shall not unreasonably disturb Lessee’s conduct of business at the Premises in connection with any such entry. Lessee shall have the right to have a representative accompany any such entry. Lessee shall have the right to designate secured areas of the Premises which shall not be accessed by Lessor as provided above except in the event of emergency. In all cases of Lessor’s entry pursuant to this Paragraph 31, Lessor shall comply with Lessee’s reasonably security procedures and requirements. Without limitation, Lessor’s indemnity pursuant to Paragraph 29 above shall apply in connection with Lessor’s exercise of its entry rights pursuant to this Paragraph 31.

32.    CONDEMNATION: In the event that the Premises or any material portion thereof is taken or condemned for a public or quasi-public use, Lessee shall be entitled to terminate this Lease by providing Lessor notice of such termination within thirty (30) days of Lessee having notice of such taking or condemnation. Should Lessee fail to provide Lessor with said notice this Lease Agreement shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, and rent shall abate in proportion to the square footage of the Premises taken or condemned or shall cease if the entire Premises is taken or condemned. In either event, Lessee waives all claims against Lessor by reason of the complete or partial taking of the Premises. In the event that only a portion of the Premises is taken and this Lease is not terminated by reason thereof, Lessor, at Lessor’s sole cost and expense, shall perform any restoration work required to the Premises.

All condemnation awards and all proceeds of a sale in lieu thereof shall belong to Lessor, whether damages shall be awarded as compensation for diminution in the value of Lessor’s leasehold, for improvements, or for the fee of the Premises. However, Lessor shall not be entitled to any award for loss of Lessee’s leasehold in the Premises or Lessee’s trade fixtures, equipment or other property (including the Removable Property) or for damages for cessation or interruption of Lessee’s business or Lessee’s relocation costs, to the extent such damages are awarded separate and apart from other damages.

33.    OPTION TO EXTEND LEASE TERM. Lessee shall have the right and option, which option shall not be severed from this Lease or separately assigned, mortgaged or transferred, at its election, to extend the initial Lease Term for one (1) additional period of five (5) years (the “Extension Period”) commencing upon the expiration of the initial Lease Term, provided that (a) Lessor shall receive written notice from Lessee of the exercise of its election at least six (6) months prior to the expiration or the initial Lease Term, and (b) no default by Lessee beyond the expiration of any applicable notice and cure period shall exist at the time of Lessor’s receipt of such notice. If Lessor shall receive notice of the exercise of the election in the manner and within the time provided aforesaid, the Term of the Lease shall be extended for the Extension Period upon the receipt of the notice without the requirement of any action on the part of Lessor or Lessee, except as may be required in order to determine Base Rent as hereinafter provided. Except for the amount of Base Rent (which is to be determined as hereinafter provided), all the terms, covenants, conditions, provisions and agreements contained in this Lease shall be applicable to the Extension Period, except that there shall be no further options to extend the Lease Term nor shall Lessor be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature except as determined as applicable to the “fair market rent” as determined below. Lessor hereby reserves the right, exercisable by Lessor in its sole discretion, to waive (in writing) any condition precedent set forth in clauses (a) or (b) above. Time is of the essence with respect to the exercise of the option contained herein. Lessee shall not have the right to give any notice exercising such option after the expiration of the applicable time limitation set forth herein, and any notice given after such time limitation purporting to exercise such option shall be void and of no force or effect.

The Base Rent payable hereunder during the Extension Period shall be adjusted as of the commencement of the Extension Period so as to equal the then “fair market rent” for the Extension Period as mutually determined by Lessor and Lessee through the process of negotiation. The term “fair market rent” shall mean the rental rate for comparable premises in the Greater Boston area, on an arms’ length basis between unrelated parties, taking into consideration all factors typically considered by brokers in determining fair market rent, including (and giving Lessee the benefit of) all market concessions and inducements, such as tenant improvement allowances and free rent periods.

Notwithstanding anything to the contrary contained herein, however, if for any reason Lessor and Lessee shall not agree in writing upon the “fair market rent” for the Extension Period at least three (3) months prior to the commencement of the Extension Period, then the fair market rent for the Premises shall be determined by licensed real estate brokers having at least ten (10) years’ experience in the leasing of similar commercial real estate in the Greater Boston, Massachusetts area, one such broker to be designated by each of Lessor and Lessee. If either party shall fail to designate its broker by giving notice of the name of such broker to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. If the brokers designated by Lessor and Lessee shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the brokers designated by the parties shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above (but who is independent and has not previously acted for any party hereto or any of its affiliated persons or entities) and the third broker shall independently determine the fair market rent (without knowledge of the determination of the fair market rent by Lessor’s broker or Lessee’s broker). If the value determined by the third broker is the average of the values proposed by Lessor’s broker and Lessee’s broker, the third broker’s determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be the rent proposed by whichever of Lessor’s broker or Lessee’s broker is closest to the determination of fair market rent by the third broker. Lessor and Lessee shall each pay for the services of its broker, and if a third broker shall be chosen, then Lessor and Lessee shall each pay for one half of the services of the third broker.

34.    SURRENDER: Lessee shall at the expiration or the termination of this lease remove all Lessee’s equipment and other personal property from the Premises, (including, without limitation, all signs and lettering affixed or painted by the Lessee, either inside or outside of the Premises). Lessee shall deliver to Lessor the Premises and all keys, locks thereto, and other fixtures connected therewith and all Alterations in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by fire or other casualty, and repairs which are Lessor’s obligation pursuant to this Lease excepted; provided, however, that at Lessee’s option, Lessee may remove from the Premises (or leave in place, as it shall elect) any or all of the Removable Property. In the event of the Lessee’s failure to remove any of Lessee’s property from the Premises, where such failure continues for ten (10) business days after notice thereof from Lessor to Lessee, Lessor is hereby authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee’s expense, or to retain same under Lessor’s control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

35.    HOLDOVER BY LESSEE: Lessee agrees that if Lessee remains in possession of the Premises after the termination of this Lease, Lessee shall be a tenant at sufferance under the terms and conditions herein contained in this Lease as far as applicable and shall be required to pay to the Lessor as Base Rent 150% of the Base Rent set forth in the Lease in effect immediately prior to such termination. The acceptance by Lessor of such payments from Lessee shall be for use and occupancy only and shall not create a tenancy-at-will nor constitute an acceptance by Lessor of Lessee as a tenant-at-will or waiver by Lessor of any or all rights which Lessor has under this Lease or against Lessee generally.

36.    NON-WAIVER: Except as otherwise provided herein, failure on the part of either party hereto to complain of any action or non-action on the part of the other party hereto, no matter how long the same may continue, shall never be deemed to be a waiver by the first party of any of his rights hereunder and shall not be construed as a waiver of that or any subsequent default, nonperformance or defective performance. Further , it is covenanted and agreed that no waiver at any time of any of the provisions hereof by either party hereto shall be construed as a waiver at any subsequent time of the same provisions . The consent or approval of either party hereto to or of any action shall not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar act by the other party hereto.

37.    TIME OF ESSENCE: Except for force majeure delays, and subject to the express terms of this Lease, time is of the essence with respect to the performance of every provision of this Lease on the part of each party hereto.

38.    INTEGRATION: This Lease, including the Exhibits attached hereto and hereby made a part hereof , constitutes the entire contract between the parties. There are no other understandings, representations or warranties , written or oral, relating to the subject matter of this Lease which shall obligate any of the parties.

39.    MODIFICATION OR AMENDMENT: No waiver, release , modification or amendment of any of the terms, conditions or provisions of this Lease shall be valid or effective unless in writing, duly executed by Lessor and Lessee.

40.    GOVERNING LAW: This Lease shall be governed by the law of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

Lessor:	Lessee:

MEECHES, LLC,	ALPHA TEKNOVA, INC.,
a Massachusetts limited liability company	a Delaware corporation

By: /s/ Thomas E. Davis	By: /s/ Irene Davis
Thomas E. Davis, Manager	Irene Davis, Chief Operating Officer

EXHIBIT A

SITE PLAN

EXHIBIT B

THE PLANS (to be attached or identified)

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